EXHIBIT 99.1

Two River Bancorp Reports 2015 First Quarter Financial Results

TINTON FALLS, N.J., April 22, 2015 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"), today reported financial results for the first quarter of 2015, highlighted by higher net income available to common shareholders, tangible book value per share, return on average equity, and improved asset quality.

Management Commentary – 2015 First Quarter Review

Mr. William D. Moss, President and CEO, stated, "Our first quarter results displayed solid improvements in each of our core operating metrics, as the Company continues to execute on many of the initiatives we have outlined in recent months. We are determined to improve non-interest income and were pleased with the 142% increase in mortgage banking revenue from our residential mortgage lending operations over the same period last year. We had previously announced the hiring of a mortgage banking team with experience throughout the New Jersey markets in the fourth quarter of 2014, and we believe that this performance is still not indicative of the full potential as we continue to cost-effectively expand our team. We also reported strong growth in SBA lending, and are beginning to see improvements in both of these initiatives."

Mr. Moss continued, "Throughout the first quarter, our core expertise in commercial lending led to strong loan growth of 8% on an annualized basis. All of our efforts have led to higher net income, excluding certain one-time gains from the same quarter last year, which we believe has laid the groundwork for continued growth and profitability throughout 2015. The Company has a consistent track record of delivering value to our shareholders in terms of stock price appreciation, dividend payments, and share repurchases."

Operating and Financial Highlights

  First quarter 2015 net income available to common shareholders was $1.43 million, or $0.18 per diluted common share, compared to $1.42 million, or $0.17 per diluted common share, in the first quarter of 2014, which included a $93,000, or $0.01 per diluted common share, one-time after-tax net gain on the sale of OREO and repossessed assets.

  Loans as of March 31, 2015, net of unearned fees, increased $12.6 million to $640.2 million from December 31, 2014. The increase was due to growth in commercial real estate, residential, and commercial and industrial lending sectors during the period, which had accelerated in each month during the quarter.

  The Company reported the first full quarter since expanding its residential mortgage operations and reported an increase of $84,000, or 142.3%, in mortgage banking income in the first quarter as compared to the same period last year.

  Total assets at March 31, 2015 were $804.3 million, compared with $781.2 million at December 31, 2014.

  Return on average assets (ROAA) was 0.74% for the first quarter of 2015, compared to 0.74% in the previous quarter and 0.78% from the first quarter of the prior year.

  Non-performing assets to total assets decreased to 0.75% from 1.00% at December 31, 2014, largely due to the positive reclassification of a $1.7 million loan back to accrual status. As a result of this reclassification, the Company expects to recognize approximately $160,000 in recovered interest income during 2015, of which $54,000 was recognized during the first quarter.

  Net interest margin for the first quarter of 2015 was 3.77%, compared to 3.75% for the previous quarter and 3.83% in the first quarter of 2014.

  Tangible book value per share was $8.96 at March 31, 2015, compared to $8.79 at December 31, 2014 and $8.29 at March 31, 2014.

  Return on average equity was 6.20% for the three months ended March 31, 2015, compared to 5.91% in the previous quarter and 6.13% for the first quarter of 2014.

Share Repurchase Program

As previously announced in December 2014, the Company's Board of Directors approved a new Share Repurchase Program for 2015. Under this new program, the Company may repurchase up to $2.0 million of its common stock. During the first quarter of 2015, the Company repurchased 28,588 shares for a total of $244,000.

Dividend Information

On April 15, 2015, the Company's Board of Directors declared a quarterly cash dividend of $0.03 per share, payable May 29, 2015 to shareholders of record as of May 8, 2015, which marks the 9th consecutive quarterly cash dividend paid by the Company to its shareholders.

Key Quarterly Performance Metrics

	1st Qtr. 2015	4th Qtr. 2014	3rd Qtr. 2014	2nd Qtr. 2014	1st Qtr. 2014
Net Income (000's)	$1,443	$1,459	$1,688	$1,420	$1,450
Income Available to Common Shareholders (000's)	$1,428	$1,432	$1,658	$1,390	$1,420
Earnings per Common Share – Diluted	$0.18	$0.18	$0.20	$0.17	$0.17
Return on Average Assets	0.74%	0.74%	0.87%	0.74%	0.78%
Return on Average Tangible Assets (1)	0.76%	0.76%	0.89%	0.76%	0.79%
Return on Average Equity	6.20%	5.91%	6.85%	5.90%	6.13%
Return on Average Tangible Equity (1)	7.67%	7.26%	8.42%	7.28%	7.57%
Net Interest Margin	3.77%	3.75%	3.80%	3.78%	3.83%
Non-Performing Assets to Total Assets	0.75%	1.00%	1.03%	1.06%	1.26%
Allowance as a % of Loans	1.26%	1.29%	1.35%	1.27%	1.28%

(1) Non-GAAP Financial Information. See "Reconciliation of Non-GAAP Financial Measures" at end of release.

Loan Composition

The components of the Company's loan portfolio at March 31, 2015 and December 31, 2014 are as follows:

	(In Thousands)
	March 31, 2015	December 31, 2014
Commercial and industrial	$ 98,867	$ 96,514
Real estate – construction	89,833	89,145
Real estate – commercial	389,222	383,777
Real estate – residential	36,002	30,808
Consumer	26,932	28,095
	640,856	628,339
Allowance for loan losses	(8,082)	(8,069)
Unearned fees	(684)	(725)
Net Loans	$ 632,090	$ 619,545

2015 First Quarter Financial Review

Net Income

Net income available to common shareholders for the three months ended March 31, 2015 was $1.43 million, or $0.18 per diluted common share, as compared to $1.42 million, or $0.17 per diluted common share, for the corresponding prior-year period. The increase was primarily due to higher net interest income along with a lower provision for loan losses and lower preferred stock dividends, partially offset by higher non-interest expenses. During the first quarter of 2014, the Company reported a $155,000 non-recurring net gain on the sale of OREO properties and repossessed assets ($93,000 after-tax).

Net Interest Income

Net interest income for the quarter ended March 31, 2015 was $6.77 million, an increase of 2.4% compared to the $6.61 million in the corresponding prior-year period.

This increase was largely due to a $28.2 million, or 4.0%, increase in average interest earning assets, primarily due to growth in the Company's loan portfolio. On a linked quarter basis, net interest income was essentially unchanged. The first quarter is seasonally slower for the Company during the months of January and February, with much of the loan growth during the quarter occurring in the latter part of the quarter. This should provide for incremental earnings in the second quarter of 2015 and beyond.

The Company reported a net interest margin of 3.77% for the quarter ended March 31, 2015, compared to a 3.75% net interest margin reported in the fourth quarter of 2014 and 3.83% reported for the same three month period in 2014. The 2 basis point improvement on a linked quarter basis was largely due to the previously mentioned $54,000 of interest recognized on the non-accrual loan transferred back to accrual status. The decline from the first quarter of 2014 was primarily the result of the maturity, prepayment and contractual re-pricing of loans and investment securities during this extended period of low interest rates.

Non-Interest Income

Non-interest income for the quarter ended March 31, 2015 totaled $776,000, an increase of $5,000, or 0.6%, compared to the same period in 2014. Non-interest income for the period included an $84,000, or 142%, increase in residential mortgage banking revenue due to higher origination volume, and higher gains on the sale of SBA loans. These increases were partially offset by lower service fees on deposit accounts and a $92,000 decrease in other loan fees due to lower loan prepayment fees. On a linked quarter basis, non-interest income increased 5.4% from $736,000 in the fourth quarter of 2014.

Non-Interest Expense

Non-interest expense for the quarter ended March 31, 2015 totaled $5.16 million, an increase of $369,000, or 7.7%, compared to the same period in 2014, due primarily to higher salaries and benefits of $156,000 resulting from both annual merit increases and commissions from higher residential mortgage banking volume during the quarter. Additionally, OREO and repossessed asset expenses, impairments and sales, net, increased $137,000 due to the aforementioned non-recurring $155,000 net gain on the sale of OREO and repossessed assets in 2014. On a linked quarter basis, non-interest expense remained largely flat.

Provision / Allowance for Loan Losses

The Company had $76,000 of net loan charge offs during the first quarter of 2015, compared to $588,000 in the same prior-year period. During the first quarter of 2015, a provision for loan losses of $90,000 was required, compared to a provision for loan losses of $283,000 in the same prior-year period.

As of March 31, 2015, the Company's allowance for loan losses was $8.1 million as compared to $8.1 million as of December 31, 2014. Loss allowance as a percentage of total loans was 1.26% at March 31, 2015 as compared to 1.29% at December 31, 2014 and 1.28% at March 31, 2014.

Financial Condition / Balance Sheet

At March 31, 2015, the Company maintained capital ratios that were in excess of regulatory standards for well-capitalized institutions. The Company's Tier 1 capital to average assets ratio was 9.98%, its common equity Tier 1 to risk-weighted assets ratio was 10.08%, its Tier 1 capital to risk-weighted assets ratio was 10.93% and its total capital to risk-weighted assets ratio was 12.08%.

Total assets as of March 31, 2015 were $804.3 million, an increase of 3.0%, compared to $781.2 million as of December 31, 2014.

Total loans as of March 31, 2015 were $640.2 million, an increase of 2.0%, compared to $627.6 million reported at December 31, 2014.

Total deposits as of March 31, 2014 were $655.3 million, an increase of 2.0%, compared with $642.4 million as of December 31, 2014.  Core checking deposits at March 31, 2015 decreased $4.9 million, or 1.9%, to $251.1 million from year-end, largely due to seasonality, while savings, money market and time deposits increased $17.8 million, or 4.6%. The Company has continued to focus on building non-interest bearing deposits, as this lowers the institution's cost of funds. Additionally, its savings accounts and other interest-bearing deposit products provide an efficient and cost-effective source to fund loan originations.

Asset Quality

The Company's non-performing assets at March 31, 2015 decreased to $6.1 million as compared to $7.8 million at December 31, 2014 and $9.6 million at March 31, 2014.  Non-performing assets to total assets at March 31, 2015 improved to 0.75%, compared to 1.00% at December 31, 2014 and 1.26% at March 31, 2014.

The improvement on a linked-quarter basis was largely due to the aforementioned reclassification of a loan from a large borrower back to accrual status. As a result of this reclassification, the Company expects to recognize approximately $160,000 in recovered interest income during 2015.

Non-accrual loans decreased to $4.5 million at March 31, 2015 compared to $6.2 million at December 31, 2014, and $7.3 million at March 31, 2014.

OREO and repossessed assets remained unchanged at $1.6 million as of March 31, 2015 when compared to December 31, 2014, but decreased when compared to $2.4 million at March 31, 2014.

Troubled Debt Restructured loan balances amounted to $17.7 million at March 31, 2015, of which all but $2.3 million were performing. This compares to $20.6 million at December 31, 2014 and $27.9 million at March 31, 2014.

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 15 branches and 3 Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; and the inability to successfully implement or expand new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months Ended March 31, 2015 and 2014
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
INTEREST INCOME:
Loans, including fees	$ 7,346	$ 7,097
Securities:
Taxable	217	256
Tax-exempt	98	113
Interest bearing deposits	15	14
Total Interest Income	7,676	7,480
INTEREST EXPENSE:
Deposits	735	735
Securities sold under agreements to repurchase	16	15
Borrowings	153	121
Total Interest Expense	904	871
Net Interest Income	6,772	6,609
PROVISION FOR LOAN LOSSES	90	283
Net Interest Income after Provision for Loan Losses	6,682	6,326
NON-INTEREST INCOME:
Service fees on deposit accounts	148	182
Mortgage banking	143	59
Other loan fees	41	133
Earnings from investment in bank-owned life insurance	111	115
Gain on sale of SBA loans	176	160
Net realized gain on sale of securities	15	--
Other income	142	122
Total Non-Interest Income	776	771
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,018	2,862
Occupancy and equipment	977	888
Professional	214	214
Insurance	94	80
FDIC insurance and assessments	91	122
Advertising	100	78
Data processing	118	95
Outside services fees	123	119
Amortization of identifiable intangibles	19	28
OREO and repossessed asset expenses, impairments and sales, net	(2)	(139)
Loan workout expenses	86	88
Other operating	323	357
Total Non-Interest Expenses	5,161	4,792
Income before Income Taxes	2,297	2,305
INCOME TAX EXPENSE	854	855
Net Income	$ 1,443	$ 1,450
Preferred stock dividends	(15)	(30)
Net income available to common shareholders	$ 1,428	$ 1,420
EARNINGS PER COMMON SHARE:
Basic	$ 0.18	$ 0.18
Diluted	$ 0.18	$ 0.17
Weighted average common shares outstanding:
Basic	7,937	7,974
Diluted	8,137	8,154

TWO RIVER BANCORP
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	March 31,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$ 16,515	$ 18,349
Interest-bearing deposits in bank	30,699	17,761
Cash and cash equivalents	47,214	36,110

Securities available-for-sale	43,761	45,431
Securities held-to-maturity	25,667	25,280
Restricted investments, at cost	3,569	3,029
Loans held for sale	2,562	1,589
Loans	640,172	627,614
Allowance for loan losses	(8,082)	(8,069)
Net loans	632,090	619,545

OREO and repossessed assets	1,603	1,603
Bank-owned life insurance	16,960	16,849
Premises and equipment, net	5,816	5,696
Accrued interest receivable	1,654	1,636
Goodwill	18,109	18,109
Other intangible assets	38	57
Other assets	5,306	6,262

TOTAL ASSETS	$ 804,349	$ 781,196

LIABILITIES
Deposits:
Non-interest bearing	$ 142,291	$ 140,459
Interest bearing	513,034	501,931
Total Deposits	655,325	642,390

Securities sold under agreements to repurchase	20,770	23,290
Accrued interest payable	105	46
Long-term debt	28,000	16,000
Other liabilities	4,970	5,538

Total Liabilities	709,170	687,264

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 6,500,000 shares authorized;
Preferred stock, Series B, none issued or outstanding	--	--
Preferred stock, Series C, $1,000 liquidation preference per share; 12,000 shares authorized; 6,000 issued and outstanding at March 31, 2015, and December 31, 2014, respectively	6,000	6,000
Common stock, no par value; 25,000,000 shares authorized;
Issued – 8,181,656 and 8,167,296 at March 31, 2015 and December 31, 2014, respectively
Outstanding – 7,925,456 and 7,939,684 at March 31, 2015 and December 31, 2014, respectively	72,632	72,527
Retained earnings	18,691	17,501
Treasury stock, at cost; 256,200 shares and 227,612 shares at March 31, 2015 and December 31, 2014, respectively	(1,995)	(1,751)
Accumulated other comprehensive loss	(149)	(345)
Total Shareholders' Equity	95,179	93,932

TOTAL LIABILITIES and SHAREHOLDERS' EQUITY	$ 804,349	$ 781,196

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

Selected Consolidated Earnings Data
(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
Selected Consolidated Earnings Data:	2015	2014	2014
Total Interest Income	$ 7,676	$ 7,699	$ 7,480
Total Interest Expense	904	864	871
Net Interest Income	6,772	6,835	6,609
Provision for Loan Losses	90	100	283
Net Interest Income after Provision for Loan Losses	6,682	6,735	6,326
Other Non-Interest Income	776	736	771
Other Non-Interest Expenses	5,161	5,149	4,792
Income before Income Taxes	2,297	2,322	2,305
Income Tax Expense	854	863	855
Net Income	1,443	1,459	1,450
Preferred Stock Dividends	(15)	(27)	(30)
Net income available to common shareholders	$ 1,428	$ 1,432	$ 1,420

Per Common Share Data:
Basic Earnings	$ 0.18	$ 0.18	$ 0.18
Diluted Earnings	$ 0.18	$ 0.18	$ 0.17
Book Value	$ 11.25	$ 11.08	$ 10.59
Tangible Book Value (1)	$ 8.96	$ 8.79	$ 8.29
Average Common Shares Outstanding (in thousands):
Basic	7,937	7,913	7,974
Diluted	8,137	8,105	8,154

(1) Non-GAAP Financial Information. See "Reconciliation of Non-GAAP Financial Measures" at end of release.

Selected Period End Balances
(In thousands)
	March 31,	Dec. 31,	March 31,
	2015	2014	2014
Total Assets	$ 804,349	$ 781,196	$ 764,917
Investment Securities and Restricted Stock	72,997	73,740	75,734
Total Loans	640,172	627,614	592,302
Allowance for Loan Losses	(8,082)	(8,069)	(7,567)
Goodwill and Other Intangible Assets	18,147	18,166	18,224
Total Deposits	655,325	642,390	627,859
Repurchase Agreements	20,770	23,290	18,780
Long-term Debt	28,000	16,000	17,500
Shareholders' Equity	95,179	93,932	96,013

Asset Quality Data (by Quarter)
(Dollars in thousands)

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Nonaccrual loans	$ 4,450	$ 6,237	$ 6,919	$ 6,670	$ 7,280
Loans past due over 90 days and still accruing	--	--	--	--	--
OREO and Repossessed Assets	1,603	1,603	1,069	1,484	2,363
Total Non-Performing Assets	6,053	7,840	7,988	8,154	9,643

Troubled Debt Restructured Loans:
Performing	15,383	16,284	17,258	20,760	22,813
Non-Performing	2,314	4,269	5,122	5,027	5,118

Non-Performing Loans to Total Loans	0.70%	0.99%	1.12%	1.09%	1.23%
Allowance as a % of Loans	1.26%	1.29%	1.35%	1.27%	1.28%
Non-Performing Assets to Total Assets	0.75%	1.00%	1.03%	1.06%	1.26%

Capital Ratios
	March 31, 2015				December 31, 2014
	Common Equity Tier 1 Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Two River Bancorp	10.08%	9.98%	10.93%	12.08%	9.95%	11.36%	12.57%
Two River Community Bank	10.90%	9.96%	10.90%	12.05%	9.90%	11.31%	12.51%
"Well capitalized" institution (under Federal regulations)	6.50%	5.00%	8.00%	10.00%	5.00%	6.00%	10.00%

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "book value per common share," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

(In thousands, except per share data)
	As of and for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Total shareholders' equity	$ 95,179	$ 93,932	$ 98,637	$ 97,257	$ 96,013
Less: preferred stock	(6,000)	(6,000)	(12,000)	(12,000)	(12,000)
Common shareholders' equity	$ 89,179	$ 87,932	$ 86,637	$ 85,257	$ 84,013
Less: goodwill and other intangibles	(18,147)	(18,166)	(18,185)	(18,205)	(18,224)
Tangible common shareholders' equity	$ 71,032	$ 69,766	$ 68,452	$ 67,052	$ 65,789

Common shares outstanding	7,925	7,940	7,932	7,931	7,935
Book value per common share	$ 11.25	$ 11.08	$ 10.92	$ 10.75	$ 10.59

Book value per common share	$ 11.25	$ 11.07	$ 10.92	$ 10.75	$ 10.59
Effect of intangible assets	(2.29)	(2.28)	(2.29)	(2.30)	(2.30)
Tangible book value per common share	$ 8.96	$ 8.79	$ 8.63	$ 8.45	$ 8.29

Return on average assets	0.74%	0.74%	0.87%	0.74%	0.78%
Effect of intangible assets	0.02%	0.02%	0.02%	0.02%	0.01%
Return on average tangible assets	0.76%	0.76%	0.89%	0.76%	0.79%

Return on average equity	6.20%	5.91%	6.85%	5.90%	6.13%
Effect of average intangible assets	1.47%	1.35%	1.57%	1.38%	1.44%
Return on average tangible equity	7.67%	7.26%	8.42%	7.28%	7.57%
CONTACT: Investor Contact:
         Adam Prior, Senior Vice President
         The Equity Group Inc.
         Phone: (212) 836-9606
         E-mail: aprior@equityny.com

         Media Contact:
         Adam Cadmus, Marketing Director
         Phone: (732) 982-2167
         Email: acadmus@tworiverbank.com